Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Synergy CHC Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	101,710,000	$0.30	$30,513,000.00	0.0001381	$4,213.85

Total Offering Amounts:							$30,513,000.00		4,213.85
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,213.85

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Offering Note(s)

(1)	Consists of up to 101,710,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), of Synergy CHC Corp. (the “Company”), comprised of: (i) up to 100,000,000 shares of Common Stock (the “ELOC Shares”) that the Company may sell to Hudson Global Ventures, LLC (the “Selling Stockholder”) from time to time pursuant to the Purchase Agreement, dated May 8, 2026, by and between the Company and the Selling Stockholder (the “ELOC Purchase Agreement”); (ii) up to 1,540,000 shares of Common Stock issuable upon the exercise of a warrant issued to the Selling Stockholder pursuant to the terms of the ELOC Purchase Agreement as a commitment fee; and (iii) shares of common stock previously issued to the Selling Stockholder in connection with the consulting agreements between Selling Stockholder and the Company.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on May 13, 2026 ($0.30 per share of Common Stock). This calculation is in accordance with Rule 457(c).